Tortoise Capital Resources Corp. Announces Closing of Timberline Energy, LLC Sale

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – Feb. 9, 2010 – Tortoise Capital Resources Corp. (NYSE: TTO) today announced that its portfolio company, Mowood, LLC (Mowood), closed the sale of its wholly owned subsidiary Timberline Energy, LLC (Timberline) to Landfill Energy Systems, LLC (LES). Timberline is an owner and developer of projects that convert landfill gas to energy.

Following the transaction, Mowood will continue its ownership and operation of Omega Pipeline Company, LLC (Omega), a local distribution company which serves the natural gas and propane needs of Fort Leonard Wood and other customers in south central Missouri.

TTO intends to use a portion of the proceeds to payoff its $3.8 million credit facility, and intends to invest the remainder of the proceeds according to stated investment policies, which may include a potential investment in Omega to facilitate growth. TTO expects the immediate impact of the transaction to be neutral to its distributable cash flow.

"The Timberline sale has provided what we believe to be a strong return to our stockholders, and has allowed us to eliminate our credit facility. The sale also gives us the opportunity to help support the growth of Omega and provides capital for new investments," said TTO President Ed Russell. "We expect to receive a distribution of proceeds totaling approximately $9.0 million, subject to customary closing adjustments. Over the next two years, we could receive additional proceeds of up to $2.4 million, based on contingent and escrow terms. These additional proceeds were reduced by $1.3 million from our original projections based on a determination that one of the contingent terms will not be realized."

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream and coal/aggregate segments, of the U.S. energy infrastructure sector.

About Tortoise Capital Advisors, LLC

Tortoise is an investment manager specializing in listed energy infrastructure, such as pipeline and power companies. As of Jan. 31, 2010, Tortoise had approximately $3.0 billion of assets under management in five NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.

Contact information: Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com